EXHIBIT 10.01

June 14, 2005

Mr. Nick Ordon

c/o Versant Corporation

6539 Dumbarton Circle

Fremont, CA  94555

Re:      Agreement Regarding Terms of Your Separation and General Release

Dear Nick:

This letter agreement confirms the agreement (this “Agreement”) between you and Versant Corporation (“Versant”) concerning the terms of your agreement to resign as an officer and director of Versant and the termination of your employment with Versant and offers you the separation compensation and other agreements set forth herein in exchange for a general release of claims from you and your compliance with the other provisions of this Agreement, including the terms on which you will provide consulting services to Versant after termination of your employment.  This Agreement is intended to permanently resolve any and all potential disputes which may arise concerning your employment and relationship with Versant, and the termination of your employment with Versant.

1.                                      Separation Date.  Versant and you have mutually agreed that (i) you will cease to be the Chairman of the Board, President and Chief Executive Officer of Versant or to hold any other office of Versant or any of its subsidiaries (and you hereby resign from each of those offices) effective as of June 15, 2005 and (ii) your employment with Versant in all capacities, positions and offices will be terminated effective as of Friday, June 24, 2005 (the “Separation Date”).  Therefore you will cease to be an employee of Versant or any subsidiary of Versant on the Separation Date.  You also agree to submit your written resignation from Versant’s Board of Directors (and from the board of directors of any subsidiary of Versant), effective as of June 15, 2005, by signing and delivering the resignation letter attached hereto as Appendix 1 concurrently with your signature and delivery of this Agreement.  You confirm that you are not resigning as a director due to any disagreement with Versant on any matter relating to Versant’s operations, policies or practices.

2.                                      Payment of Wages; Continuation of Health Benefits.  On or before the Separation Date, Versant will deliver to you your final paycheck, which will be for an amount not to exceed a maximum of $9,136.25 (the “Final Paycheck Amount”).  You agree that the Final Paycheck Amount shall be equal to all your accrued salary, any reimbursable expenses, all your accrued but unused vacation pay and any similar payments due and owing to you from Versant as of the Separation Date, net of all tax withholdings and other required payroll deductions from these payments. By signing below, you acknowledge and agree that, except for the Final Paycheck Amount payable on the Separation Date, Versant does not owe you any bonus or any other amounts except as expressly provided for in Section 4 of this Agreement. You will be eligible to continue coverage under Versant’s group health plan under COBRA, with Versant to pay for such continued coverage solely to the extent provided in Section 4 below, provided you timely request such continued coverage under COBRA after receiving formal notice of your right to do so.

3.                                      Your Versant Stock Options.  You acknowledge and agree that, assuming no exercise by you of any Versant stock options now held by you prior to the Separation Date, and assuming your continuous employment with Versant through the Separation Date, on the Separation Date you will hold the vested and unexercised options to purchase shares of Versant Common Stock listed on Exhibit A attached hereto (“Exhibit A”) and initialed by you (“your Versant options”), which on the Separation Date will be vested and exercisable only to the extent shown on such Exhibit A.  You acknowledge and agree with Versant, and represent to Versant, that: (i) the information in Exhibit A regarding your Versant options is correct and complete; (ii) the stock options listed in Exhibit A are the only options to purchase Versant stock that you hold; (iii) you hold no other options, warrants or any other rights to purchase or otherwise acquire any shares of the capital stock or any other securities of Versant, including any such rights under Versant’s 1996 Employee Stock Purchase Plan, as amended (the “ESPP Plan”); and (iv) you are not currently a participant, nor will you become a participant, in the ESPP Plan.  You agree that, in accordance with the terms of your Versant options, the vesting of the right to exercise your Versant options will continue only through the Separation Date, at which time and date vesting of the right to exercise your Versant options will immediately cease and terminate.

In consideration of your agreements and the releases granted by you under this Agreement, and provided that (and for so long as) you comply with and do not breach your consulting obligations under Section 5 hereof and the release granted by you under Section 8 hereof, and subject to the provisions of Section 7 hereof, you will be given the right to exercise your Versant options that are fully vested as of the Separation Date until March 12, 2006, the date on which your consulting obligations under Section 5 of this Agreement will terminate, at which time your Versant options will expire and terminate and cease to be exercisable.  Except as expressly provided in this Section 3, nothing in this Agreement will change any of the terms or conditions of your Versant options or of any plan under which any of your Versant options were granted.

4.                                      Severance Compensation:  In exchange for your agreement to the release and waiver of claims set forth in Section 8 below and your other agreements herein, in addition to the payments referred to in Section 2 above, and subject to the provisions of Section 7 and Section 14 below and for so long as you continue to comply with all the provisions of this Agreement, Versant agrees:  (a)  to continue to pay you as severance payment, until March 12, 2006 (the “Severance Expiration Date”) an amount in cash each month (pro-rated for any partial month) at a rate equal to your current monthly base salary of $22,500.00 (less applicable state and federal tax and other payroll withholding deductions), payable in installments on each of Versant’s regular payroll payment dates; (b) to pay for the continuance of your existing coverage under Versant’s health and medical insurance plans as permitted by COBRA until the Severance Expiration Date; (c) to buy out the lease on the laptop personal computer currently used by you (which is an IBM Thinkpad personal computer, Serial No. FX05563) and transfer ownership thereof to you as promptly as reasonably practicable after the Separation Date, but only if such a buy out of the lease is permitted under the terms of such lease and all confidential and proprietary information regarding Versant is first removed from the hard drive of such computer; and (d) to continue to provide you with the email and Blackberry messaging service you currently receive from Versant until the Severance Expiration Date (the compensation described in clause (a), (b) (c) and (d) of this Section 4 being collectively referred to in this Agreement as the “Severance”).

5.                                      Consulting Obligation.  Subject to the terms and conditions of this Section 5 and Section 14 below, in consideration of the agreements of Versant under this Agreement, you hereby agree with Versant that, from the Separation Date through the Severance Expiration Date, you will make yourself available to, and will provide, consulting services and advice to Versant as an independent consultant with respect to transition matters concerning Versant’s business and operations (a) for up to forty (40) hours per week as requested by Versant’s Chief Executive Officer until June 30, 2005 and (b) after June 30, 2005 until the Severance Expiration Date, for up to ten (10) hours per month as requested by Versant’s Chief Executive Officer (the “Consulting Services”).  You agree that the Severance and the agreements of Versant under Section 3 will constitute the only compensation that you will be entitled to receive for the Consulting Services. You will not incur, nor be reimbursed for, any out-of-pocket or other expenses in performing the Consulting Engagement unless Versant approves such expenses in advance in a writing signed by Versant’s Chief Executive Officer.  You agree that your duties of confidentiality under your Employee Invention Agreement (as defined below) and under Section 6 below will continue to apply to any Proprietary Information (as defined in that agreement) or other confidential information of Versant which you learn or have access to in the course of your providing the Consulting Services.

6.                                      Confidential Information.  You hereby acknowledge that you now are bound by, and after the Separation Date you will continue to be bound by, your Employee Invention Assignment and Confidentiality Agreement with Versant dated as of January 7, 1998 (the “Employee Invention Agreement”), and that as a result of your employment with Versant you have had access to Versant’s Proprietary Information (as defined in the Employee Invention Agreement). You hereby confirm and agree that you will hold in strictest confidence and not disclose all Proprietary Information (including but not limited to any Proprietary Information which you learn or to which you are provided access in the course of your providing the Consulting Services pursuant to Section 5 above), and that you will not make use of any such Proprietary Information on behalf of anyone.  You further confirm that you have delivered to Versant all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.  Nothing herein will prevent Versant from disclosing this Agreement.

7.                                      Non-Competition and Non-Solicitation.  As a material consideration for the Severance, and in addition to any similar obligations you have under the Employee Invention Agreement, you hereby specifically agree with Versant that, during any period of time in which

you are receiving Severance from Versant under Section 4 hereof, you shall not, directly or indirectly:   (a) engage in any Competing Business (as defined below); or (b) solicit or induce any of the employees, independent contractors or agents of Versant or any of its subsidiaries to end or diminish their relationships with or services to Versant or any of its subsidiaries, nor shall you solicit, recruit or otherwise induce any such person to perform services for you or for any other person or entity. The foregoing non-solicitation obligation extends to all employees, independent contractors and agents of Versant and all Versant’s subsidiaries, business units and/or divisions.  A “Competing Business” means the business of developing, supporting, marketing, distributing, licensing, or otherwise providing database management software or related maintenance, support or consulting services. You agree with Versant that, before you commence any employment or other services for any company or business (other than Versant) during any period of time in which you are receiving Severance from Versant under Section 4 hereof, you will first notify Versant in writing of the specific nature of such employment or other services and the identity of the company or business for whom you will provide such services or be employed by (the “Employment Notice”) so that Versant may decide whether it believes that such services or employment will constitute a Competing Business.  In the event that you engage in a Competing Business, you will immediately cease to be entitled to receive any further Severance and your right to exercise your Versant options will immediately terminate.  Provided you have complied with your obligation to give Versant the Employment Notice, if you thereafter engage in a Competing Business described in an Employment Notice you will not be deemed to be in breach of this Section 7 so long as you promptly reimburse Versant for any Severance you received to which you are not entitled under this Section 7.  Nothing in this Section 7 is intended to modify your consulting obligations under Section 5 hereof.  In addition, nothing in this Agreement is intended to release you from any of your obligations under the Employee Invention Agreement or from any other fiduciary or other duty (at law or otherwise) to refrain from disclosing or using (or permitting others to use) any confidential or proprietary information or technology of Versant or any trade secrets of Versant.

8.                                      General Release and Waiver of Claims.

(a)                                  Waiver and General Release.  The payments and promises of Versant set forth in this Agreement are being paid and made by Versant in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with Versant or your separation from and termination of employment with Versant.  In consideration of Versant’s agreements under this Agreement, you hereby irrevocably release and discharge Versant, its successors and assigns, subsidiaries, affiliates, and the past and present employees, officers, directors, shareholders, agents, attorneys and representatives of Versant and its subsidiaries and affiliates (Versant, together with its successors, assigns, subsidiaries, affiliates, and such past and present employees, officers, directors, shareholders, agents, attorneys and representatives being collectively referred to as the “Releasees”) from all claims, liabilities, demands and causes of action known or unknown, fixed or contingent, which you have or may hereafter have arising out of or in any way connected with your employment or other relationship with Versant, or the termination of your employment with Versant; provided, however, that notwithstanding the foregoing, the foregoing release and discharge will not release or discharge Versant from: (i) any of its unperformed express obligations to you under this Agreement; (ii) Versant’s obligations with respect to your Versant options as provided in Section 3 of this Agreement; or (iii) any rights you may have to indemnification or advancement of expenses from Versant under Versant’s bylaws or under any written indemnity agreement entered into by you and Versant that is in effect on the Separation Date.  The claims you are releasing under the foregoing release include, but are not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, the California Family Rights Act, the Americans With Disabilities Act, the Equal Pay Act of 1963, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act.

(b)                                 Civil Code 1542 Waiver.  By signing this Agreement below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(c)                                  Acknowledgements by You. You represent and agree that:  (i) Versant has advised you to consult with an attorney regarding this Agreement and that to the extent, if any, that you desired, you have has availed himself of this right; (ii) you have carefully read and fully understand all of the provisions of this Agreement (including but not limited to the general release of claims set forth above, and that you are voluntarily entering into this Agreement and making the general release of claims set forth above; and (iii) you have not relied upon any representations or statements, written or oral, not set forth in this Agreement.

(d)                                 Confirmation.  As a condition of receiving the Severance after your employment terminates on June 24, 2005 you will deliver to Versant a written confirmation (reasonably satisfactory to Versant in form and substance) that the above release shall additionally extend to and cover any and all events occurring after the date of this letter and through June 24, 2005.

9.                                      Arbitration; Attorneys’ Fees.  Except for claims for injunctive relief or the remedy of specific performance or other equitable remedies arising out of the Employee Invention Agreement or this Agreement (for which you or Versant may seek relief from a court of competent jurisdiction), the parties agree to arbitrate any and all claims arising out of this Agreement or your employment relationship with Versant, including the termination of your employment with Versant.  Any such arbitration shall be mandatory and shall be conducted in Santa Clara County, California before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator’s decision shall be final and binding and may be enforced by any court of competent jurisdiction.  If any action at law or in equity is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled.

10.                               No Admission of Liability.  This Agreement is not, and you may not construe or contend it to be, an admission or evidence of wrongdoing or liability on the part of Versant, its representatives, attorneys, agents, officers, shareholders, directors, employees, subsidiaries, successors or assigns. This Agreement will be given the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

11.                               Entire Agreement: This Agreement, the Employee Invention Agreement and the terms of your Versant options and the option plan or plans they were granted under together constitute the entire agreement and understanding between you and Versant with respect to the subject matter of this document and together supersede all prior negotiations and agreements, written or oral, relating to this subject matter. You acknowledge that neither Versant nor its agents or attorneys have promised or represented, either expressly or impliedly, in writing or orally, anything not contained in this Agreement for the purpose of inducing you to execute this Agreement. You acknowledge that you have signed this Agreement relying only on the promises, representations and warranties contained in this Agreement.

12.                               Modification.  This Agreement may not be amended or modified in any respect except by another written agreement that specifically refers to this Agreement, executed by an authorized representative of each of the parties.

13.                               Period to Review Agreement.  You acknowledge that this Agreement was presented to you on June 14, 2005, and that you are entitled to have up to twenty-one (21) days within which to consider this Agreement. You acknowledge that you have been advised to consult with an attorney prior to executing this Agreement. You further represent that if you sign this Agreement before the expiration of the twenty-one (21) day period, you voluntarily waive any remaining time period to review and consider this Agreement.

14.                               Revocation of Agreement; Effective Date of Agreement. You understand that you may revoke this Agreement within seven (7) days of your execution of this document. Any such revocation must be in writing, and must be received by Versant within such seven (7) day period.  You understand that the benefits to be provided to you under this Agreement (including but not limited to the Severance payments described in Section 4 and any extension of time to exercise any of your Versant stock options under Section 3) will be provided only after the revocation period has expired and you have not revoked this Agreement. The Effective Date of this Agreement is therefore the eighth (8th) day after you sign this Agreement, but no earlier than your Separation Date, which is June 24, 2005.

15.                               Directors’ and Officers’ Liability Insurance. To the extent, and only for so long as, Versant maintains directors’ and officers’ liability insurance (“D&O Insurance”) during the Follow-on Period (as defined below), Versant will not affirmatively and specifically exclude you from the definition of covered “directors and officers” and/or “insured person” under such D&O Insurance, if any, that otherwise covers Versant’s prior officers and/or directors generally except to the extent that Versant determines that it is reasonably appropriate to do so in order to (i)

obtain such D&O Insurance and/or (ii) to obtain such D&O Insurance at rates or premiums that are determined to be reasonable by Versant’s Board of Directors.  The “Follow-on Period” means that period of time beginning upon the date of this Agreement and ending on the earlier of  (i) two (2) years from the date of this Agreement or (ii) the date on which (A) Versant is acquired in a merger or consolidation transaction after which the shareholders of Versant immediately prior to such transaction cease to own a majority of the voting power of the surviving entity of such transaction, (B) Versant sells or otherwise disposes of all or substantially all of its assets or (C) Versant liquidates or dissolves.

16.                               Section 16 Compliance. You acknowledge that you alone are responsible for your compliance with Section 16 under the Securities Exchange Act of 1934, as amended, and all regulations thereunder.  If you agree to the terms of this Agreement, please sign the attached copy and return it to me on or before June 14, 2005.

PLEASE REVIEW THIS AGREEMENT CAREFULLY. THIS AGREEMENT CONTAINS A WAIVER OF KNOWN AND UNKNOWN CLAIMS.

Very truly yours,

VERSANT CORPORATION

Name:

By:

Title:

READ, UNDERSTOOD AND AGREED TO:

Nick Ordon

Attachment:

Exhibit A:                                            Table of Your Versant Options

Appendix 1

June 14, 2005

The Board of Directors

Versant Corporation

6539 Dumbarton Circle

Fremont, CA  94555

Re:                               My Resignation from the Board of Directors of Versant Corporation

Gentlemen:

I am signing and delivering to you this letter in order to submit my irrevocable resignation from the Board of Directors of Versant Corporation (and from the board of directors of any subsidiary of Versant Corporation of which I am a member), effective as of June 15, 2005.  I am are not resigning due to any disagreement with Versant Corporation on any matter relating to Versant’s operations, policies or practices.

I understand that Versant Corporation and its Board of Directors will be entitled to rely upon this resignation letter.

Sincerely,

Nick Ordon